EXHIBIT 99.1

UTMD Reports Financial Performance for Second Calendar Quarter and First Half 2025

Contact: Brian Koopman (801) 566-1200July 24, 2025

Salt Lake City, Utah – Utah Medical Products, Inc. [Nasdaq: UTMD] reports second calendar quarter (2Q) and first half (1H) 2025 financial results which are consistent with overall beginning-of-year projections.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.  Because of the relatively short span of time, results for any given three-month period in comparison with a previous three-month period may not be indicative of comparative results for the year as a whole.

Overview of Results

In brief, consolidated total 2Q 2025 revenues were $447 (4.3%) lower than in 2Q 2024, with 1H 2025 revenues $2,077 (9.6%) lower than in 1H 2024.  The lower sales in comparison with the prior year’s periods were dominated by a continued decline in sales to PendoTECH, representing 71% of the 2Q decline and 86% of the 1H decline.

UTMD’s profit margins compared to those of the prior year’s same periods follow:

	2Q 2025 (Apr – Jun)	2Q 2024 (Apr – Jun)	1H 2025 (Jan – Jun)	1H 2024 (Jan – Jun)
Gross Profit Margin (GP/ sales):	56.2%	60.1%	56.6%	59.9%
Operating Income Margin (OI/ sales):	32.1%	33.1%	32.3%	33.7%
Income B4 Tax Margin (EBT/ sales):	38.5%	40.5%	39.1%	41.4%
Net Income Margin (NI/ sales):	30.6%	33.2%	31.0%	34.1%

The 2Q percentage decline in consolidated revenues was less than for 1H primarily because the period-to-period decline in UTMD sales to its previously major biopharmaceutical OEM customer PendoTECH decreased from $511 in 2Q 2024 to $196 in 2Q 2025, but from $2,056 in 1H 2024 to $264 in 1H 2025. Although the negative PendoTECH sales comparisons are bottoming out, looking forward to the rest of the year, UTMD expects 2H of 2025 PendoTECH sales will be about $200 lower than in 2H 2024.  This would result in sales to this OEM customer for the 2025 year as a whole to be about $2 million lower compared to year 2024, which is consistent with projections provided at the beginning of 2025.

UTMD’s Gross Profit (GP) margin contracted more than expected in 2Q 2025 primarily as a result of lower sales than expected and an unfavorable product mix for UTMD’s Ireland operations. Sales of devices from Utah operations maintained GP margins consistent with the prior 1Q 2025, as well as for year 2024. Operating Income (OI) declined less than the GP decline due to $355 lower 2Q 2025 U.S. litigation costs compared to 2Q 2024, and $791 lower litigation costs than in 1H 2024, which costs are included in Operating Expense per US GAAP, despite the negative impact of a weaker USD on Operating Expenses in Ireland and the UK. Non-operating income resulting from 2025 interest rates lower than in 2024 caused the period-to-period EBT decline to be more than the OI decline. Although a higher estimated average income tax provision rate helped to increase the percentage period-to-period declines in Net Income (NI), share repurchases during 2Q 2025 and 1H 2025 helped to significantly mitigate the decline in EPS relative to NI.  Please see the income statements on the last page of this report.

UTMD’s June 30, 2025 Balance Sheet continued strong, with no debt. Ending Cash and Investments were $82.2 million compared to $83.0 million on December 31, 2024, after paying $2.0 million in cash dividends to stockholders, repurchasing $6.7 million of UTMD common stock, increasing non-cash working capital by $0.3 million (including reducing current liabilities by $1.5 million) and investing $0.2 million in capital expenditures during 1H 2025.  Please see the balance sheets on the last page of this report.

Revenues (sales) -2Q 2025

Total consolidated 2Q 2025 UTMD worldwide (WW) sales in USD terms were $9,953 compared to $10,400 in 2Q 2024.

Consistent with the projection in UTMD’s SEC 10-K Report at the beginning of the year, sales of biopharma pressure monitoring devices and accessories to UTMD’s previously largest OEM customer, PendoTECH, were $315 (61.7%) lower in 2Q 2025 compared to 2Q 2024. Sales to PendoTECH were $196 in 2Q 2025 compared to $511 in 2Q 2024.

Despite the lower 2Q 2025 sales to PendoTECH, which were all domestic, aggregated 2Q 2025 domestic sales were $5,865 compared to $5,831 in 2Q 2024.

Domestic sales are invoiced in USD and obviously not subject to foreign currency conversion (FX) rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S.  The domestic sales increase was because 2Q 2025 sales of the Filshie Clip System in the U.S. were $1,107 compared to $1,021, 8% higher than in 2Q 2024, and 2Q 2025 direct domestic sales of other devices were $4,047 compared to $3,670, 10% higher than in 2Q 2024.  U.S. Filshie direct sales were 19% of total domestic sales compared to 18% in 2Q 2024. Direct non-Filshie device sales represented 69% of total domestic sales compared to 63% in 2Q 2024.  In the remaining OEM domestic sales category, which includes PendoTECH, 2Q 2025 sales were $712 compared to $1,140 in 2Q 2024, 38% lower.  Domestic OEM sales in 2Q 2025 were 12% of total domestic sales compared to 20% in 2Q 2024.

On the other hand, 2Q 2025 international sales to customers outside the U.S. (OUS), were lower than expected. Total OUS sales in 2Q 2025 were $4,088 compared to $4,569 in 2Q 2024. In 2Q 2025, 37% of OUS sales were direct to medical facilities located in Ireland, the UK, France, Canada, Australia and New Zealand, compared to 39% in 2Q 2024. OUS direct to end-user sales are invoiced in foreign currencies. Despite the help from a weaker USD compared to the EUR and GBP in translating shipments invoiced in foreign currencies, 2Q 2025 OUS direct sales by UTMD’s Ireland, UK, Australia and Canada subsidiaries were just $1,503 compared to $1,785 in 2Q 2024. Canadian medical facilities openly put pressure on Canada distributors to not purchase medical devices from the U.S. In USD terms, including the impact of FX rate differences, total direct to end-user sales were $282 (15.8%) lower overall, including 21.5% lower in Ireland, 22.5% lower in Canada, 5.4% lower in the UK, 39.8% lower in Australia/New Zealand and 17.2% lower in France.

The remaining $2,585 in OUS sales in 2Q 2025, which were $200 lower than in 2Q 2024, were to distributors in other countries. These sales included export sales from the U.S. to OUS distributors invoiced in USD, and shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK invoiced in EUR and GBP. The timing of shipments to OUS distributors can cause significant fluctuations in quarterly comparisons since distributors tend to order larger quantities each time, in order to minimize transit and other logistical costs. The threat of reciprocal tariffs which have to be paid by distributors to their respective governments may have caused a pause for some. Although exports from Utah to OUS distributors invoiced in USD were $147 (+17.2%) higher, shipments from UTMD’s Ireland and the UK subsidiaries to OUS distributors were $347 (18%) lower. Shipments of blood pressure monitoring (BPM) kits from Ireland to UTMD’s largest BPM medical device distributor located in China were $93 higher, but Ireland shipments to OUS distributors of other devices were $441 lower.

The portion of OUS sales invoiced in foreign currencies in USD terms were 31% of total WW consolidated 2Q 2025 sales compared to 35% in 2Q 2024. The average USD FX rates increased 2Q 2025 total consolidated sales $173 for sales invoiced in foreign currencies. Actually, a stronger GBP and EUR together added $180. The CAD and AUD were weaker.  FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 2Q 2025 and 2Q 2024 for revenue purposes follow:

	2Q 2025	2Q 2024	Change
GBP	1.3368	1.2615	+6.0%
EUR	1.1569	1.0752	+7.6%
AUD	0.6394	0.6594	( 3.0%)
CAD	0.7227	0.7308	( 1.1%)

The $173 weighted average favorable impact on 2Q 2025 foreign currency OUS sales was 6.0%.  In constant currency terms, foreign currency sales in 2Q 2025 were 21.4% lower than in 2Q 2024. “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared.

Sales -1H 2025

Total consolidated 1H 2025 UTMD worldwide (WW) sales in USD terms were $19,663 compared to $21,740 in 1H 2024.

Consistent with the projection in UTMD’s SEC 10-K Report at the beginning of the year, sales of biopharma pressure monitoring devices and accessories to UTMD’s previously largest OEM customer, PendoTECH, were $1,791 (87.1%) lower in 1H 2025 compared to 1H 2024. WW sales to PendoTECH were $265 in 1H 2025 (all in the U.S.) compared to $2,056 in 1H 2024 ($1,627 in the U.S. and $429 in Ireland).

Aggregated 1H 2025 domestic sales at $11,448 compared to $12,022 in 1H 2024 were $574 lower, despite the 1H $1,362 lower 2025 domestic sales to PendoTECH.  In other words, 1H 2025 domestic sales excluding PendoTECH were $11,184 compared to $10,396 in 1H 2024, 7.6% higher.

Domestic sales are invoiced in USD and obviously not subject to foreign currency conversion (FX) rate fluctuations. The components of domestic sales include 1) “direct non-Filshie device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “domestic Filshie device sales”. UTMD separates domestic Filshie device sales from other medical device sales direct to medical facilities because UTMD is simply a distributor for Femcare in the U.S.  The non-PendoTECH domestic sales increase was because 1H 2025 sales of the Filshie Clip System in the U.S. were $2,146 compared to $2,082, 3% higher than in 1H 2024, and 1H 2025 direct domestic sales of other devices were $7,962 compared to $7,180, 11% higher than in 1H 2024.  U.S. Filshie direct sales were 19% of total 1H 2025 domestic sales compared to 17% in 1H 2024. Direct non-Filshie device sales represented 70% of total domestic sales compared to 60% in 1H 2024.  In the remaining OEM domestic sales category, which includes PendoTECH, 1H 2025 sales were $1,340 compared to $2,760 in 1H 2024, 51% lower.  Domestic OEM sales in 1H 2025 were 12% of total domestic sales compared to 23% in 1H 2024.

On the other hand, 1H 2025 international sales to customers outside the U.S. (OUS), were lower than expected. Total OUS sales in 1H 2025 were 15.5% lower at $8,215 compared to $9,718 in 1H 2024. Excluding PendoTECH OUS sales which were in 1Q, 1H 2024 sales were $9,289.  So, OUS sales excluding PendoTECH in 1H 2025 were 11.6% lower than in 1H 2024.  In both 1H 2025 and 1H 2024,

37% of OUS sales were direct to medical facilities located in Ireland, the UK, France, Canada, Australia and New Zealand. OUS direct to end-user sales are invoiced in foreign currencies. Despite the help from a weaker USD compared to the EUR and GBP in translating shipments invoiced in foreign currencies, 1H 2025 OUS direct sales by UTMD’s Ireland, UK, Australia and Canada subsidiaries were $3,079 compared to $3,609 in 1H 2024. In USD terms, including the impact of FX rate differences, total direct to end-user sales were $530 (14.7%) lower overall, including 27.4% lower in Ireland, 22.1% lower in Canada, 6.6% lower in the UK, 20.6% lower in Australia/New Zealand and 21.4% lower in France.

The remaining $5,136 in OUS sales in 1H 2025, which were $973 lower than in 1H 2024, were to distributors in other countries. These sales included export sales from the U.S. to OUS distributors invoiced in USD, and shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK invoiced in EUR and GBP. The timing of shipments to OUS distributors can cause significant fluctuations in quarterly comparisons since distributors tend to order larger quantities each time, in order to minimize transit and other logistical costs. Exports from Utah to OUS distributors invoiced in USD were $69 (3.3%) lower.  Shipments from UTMD’s Ireland and the UK subsidiaries to OUS distributors were $904 (22.4%) lower. Shipments of blood pressure monitoring (BPM) kits from Ireland to UTMD’s largest BPM medical device distributor located in China were $71 higher, but Ireland shipments to OUS distributors of other devices were $964 lower.

The portion of OUS sales invoiced in foreign currencies in USD terms were 31% of total WW consolidated 1H 2025 sales compared to 33% in 1H 2024. The average USD FX rates increased 1H 2025 total consolidated sales $130 for sales invoiced in foreign currencies. Actually, a stronger GBP and EUR together added $160. The CAD and AUD were weaker.  FX rates for income statement purposes are transaction-weighted averages. The average FX rates from the applicable foreign currency to USD during 1H 2025 and 1H 2024 for revenue purposes follow:

	1H 2025	1H 2024	Change
GBP	1.2977	1.2646	+2.6%
EUR	1.1155	1.0787	+3.4%
AUD	0.6329	0.6586	( 3.9%)
CAD	0.7094	0.7362	( 3.6%)

The $130 weighted average favorable impact on 1H 2025 foreign currency OUS sales was 2.2%.  In constant currency terms, foreign currency sales in 1H 2025 were 18.0% lower than in 1H 2024.

Gross Profit (GP)

GP results from subtracting the cost of goods sold (CGS), comprised of costs of production, manufacturing engineering, depreciation of equipment, maintenance and repairs, quality assurance including regulatory compliance, and purchasing including freight for receiving materials from suppliers, from revenues. CGS is divided into three categories: direct labor, raw materials and manufacturing overhead (MOH).  Direct labor and raw materials are predominantly variable costs, i.e. vary directly with revenues.  MOH contains many fixed costs consistent with the Company’s infrastructure, for example, supervision and engineering personnel.

UTMD’s 2Q 2025 GP was $658 (10.5%) lower than in 2Q 2024. GP in 1H 2025 was $1,885 (14.5%) lower than in 1H 2024. The consolidated 2Q 2025 GP margin was 56.2% compared to 60.1% in 2Q 2024.  The 1H 2025 GPM was 56.6% compared to 59.9% in 1H 2024.

The lower margins were primarily due to Ireland operations, as a result of an unfavorable product mix,  lower sales which absorbed less fixed manufacturing overhead costs, higher raw material costs and an increase in intercompany finished goods inventory manufactured in Ireland which required reserved gross profit. With absorption of MOH helped by higher direct sales, gross margins in the U.S. were consistent with past periods in 2024, and in 1Q 2025.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP.  OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses.

OI in 2Q 2025 of $3,196 was $242 (7.1%) lower compared to 2Q 2024 OI of $3,438.  The lower OI was the result of $658 lower GP offset by $416 lower OE, explained below. UTMD’s 2Q 2025 OI Margin (OI as a percentage of sales) remained a healthy 32.1%.

OI in 1H 2025 was $6,349 compared to $7,321 in 1H 2024, a decrease of $972 (13.3%), with a continuing healthy 1H 2025 OI margin of 32.3%.  The lower OI was the result of $1,885 lower GP offset by $913 lower OE, explained below.

The following table summarizes OE in 2Q and 1H 2025 compared to the same periods in 2024 by OE category:

OE Category	2Q 2025	% of sales	2Q 2024	% of sales	1H 2025	% of sales	1H 2024	% of sales
S&M:	$ 524	5.3	$ 546	5.3	$1,024	5.2	$ 958	4.4
G&A:	1,740	17.5	2,014	19.4	3,470	17.6	4,219	19.4
R&D:	135	1.3	255	2.4	290	1.5	520	2.4
Total OE:	2,399	24.1	2,815	27.1	4,784	24.3	5,697	26.2

Because of lower S&M expenses in 2Q 2025 along with lower sales, S&M expenses as a percentage of sales remained the same.  In 1H 2025, higher expenses with lower sales increased S&M expenses as a percentage of sales to 5.2% from 4.4% in 1H 2024.

S&M OE were $22 lower in 2Q 2025 and $66 higher in 1H 2025 compared to the same periods in 2024 respectively. UTMD in the U.S. is self-insured for its employee health plan. The lower S&M expenses in 2Q 2025 compared to 2Q 2024 can be explained primarily by a lower medical expense accrual. About two-thirds of the higher 1H S&M expenses were in the U.S., with increases spread about evenly among several categories: salaries and consulting fees, trade show expenses, fees paid to national distributors and lower recovered freight costs reimbursed by customers. The remaining third of the higher 1H 2025 expenses was about evenly split between Ireland and Australia:  salaries in Australia and recovered freight costs in Ireland. The impact of differences in FX rates on foreign subsidiary S&M expenses added $4 in 2Q 2025 and $2 in 1H 2025 (see below).

G&A expenses dominate UTMD’s OE, largely because of non-cash expenses from the amortization of Identifiable Intangible Assets (IIA) associated with the Filshie Clip System and the expenses of current litigation in the U.S.  A segmentation of USD-denominated G&A expenses follows:

G&A Exp Category	2Q 2025	% of sales	2Q 2024	% of sales	1H 2025	% of sales	1H 2024	% of sales
IIA Amort- UK:	$ 531	5.3	$ 501	4.8	$1,032	5.2	$1,005	4.6
Other – UK:	189		173		379		360
U.S. Litigation	280	2.8	635	6.1	587	3.0	1,378	6.3
Other – US	603	6.1	557	5.4	1,197	6.1	1,158	5.3
IRE:	88		92		172		186
AUS:	16		24		34		66
CAN:	33		32		69		66
Total G&A:	1,740	17.5	2,014	19.4	3,470	17.6	4,219	19.4

Total consolidated G&A expenses in 2Q 2025 were $274 lower, and in 1H 2025 were $749 lower than in the same periods in 2024.  The primary cause was lower U.S. litigation expenses - $355 lower in 2Q 2025 compared to 2Q 2024, and $791 lower in 1H 2025 compared to 1H 2024.  Offsetting the significant G&A expense reduction from lower litigation expenses, foreign currency G&A expenses expressed in USD were increased by FX rate differences by $46 in 2Q 2025 and $38 in 1H 2025.  In 2Q 2025, $30 of the $46 higher expense FX impact was the non-cash identifiable intangible asset (IIA) amortization–UK expense which resulted from the 2011 acquisition of Femcare. The IIA amortization expense in GBP was the same in both periods. Similarly, in 1H 2025, $27 of the $38 higher expense FX impact was the non-cash identifiable intangible asset (IIA) amortization–UK. As a side note, the Femcare IIA non-cash amortization expense, which has reduced OI approximately $2 million per year since 2011, will be fully amortized in 1Q 2026. Other-US G&A expenses were $46 higher in 2Q 2025 compared to 2Q 2024, and $39 higher in 1H 2025 compared to 1H 2024. The 2Q 2025 $46 increase was due to $34 higher non-cash stock option expense along with increased independent financial auditor fees and other outside services.  The 1H 2025 $39 net higher Other-US G&A expenses were essentially due to $37 higher stock option expense, $24 higher accounting and other outside services, and $12 higher outside director fees offset by $32 lower salaries.  Other G&A expenses in the aggregate were similar in both periods.

The differences in period-to-period R&D expenses were primarily due to the completion of independent validation of material composition of biopharma sensors. Since all R&D in 2025 was carried out in the U.S., there was no FX rate impact.

The impact of differing FX rates in 2025 and 2024 on OE expressed in USD was minor. The AUD and CAD were slightly weaker, but the EUR and GBP stronger which helped increase foreign currency OE when converted to USD by a net $50 in 2Q 2025 and $40 in 1H 2025. The following table summarizes “constant currency” OE in 2Q and 1H 2025 compared to the same periods in 2024 by OE category:

OE Category	2Q 2025 const FX	2Q 2024	1H 2025 const FX	1H 2024
S&M:	$ 520	$ 546	$1,022	$ 958
G&A:	1,694	2,014	3,432	4,219
R&D:	135	255	290	520
Total OE:	2,349	2,815	4,744	5,697

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 2Q 2025 EBT was $3,835 (38.5% of sales) compared to $4,211 (40.5% of sales) in 2Q 2024. Consolidated 1H 2025 EBT was $7,694 (39.1% of sales) compared to $9,010 (41.4% of sales) in 1H 2024.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms on June 30, 2025; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Starting in 2024 for UTMD, there is an additional excise tax included in NOE: a stock repurchase excise tax included in the so-called “Inflation Reduction Act of 2022”.  After the U.S. Treasury and IRS announced regulations governing the stock repurchase excise tax in 2Q 2024, UTMD began reporting the NOE in its 2Q 2024 income statement for the $9,393 in share repurchases made during 1H 2024.  Shares repurchased in 2Q 2025 and 1H 2025 were $3,488 and $6,709 respectively. Due to the new tax, UTMD incurred a pretax decrease in stockholder value of $67 in 1H 2025 and $94 in 1H 2024.

Net NOI is NOI minus NOE.  Net NOI in 2Q 2025 was $640 compared to $773 net NOI in 2Q 2024. Net NOI in 1H 2025 was $1,345 compared to $1,688 in 1H 2024. With lower cash balances due to share repurchases in 2025, and lower interest rates, UTMD received approximately $332 less in 1H 2025 interest income compared to 1H 2024. Remeasured foreign currency balances generated about $7 more in net NOI in 1H 2025 compared to 1H 2024.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance, as well as its ability to sustain high level financial performance during a challenging time.

Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 2Q 2025 consolidated EBT excluding the remeasured bank balance currency gain or loss (“adjusted consolidated EBITDA”) was $4,671 (46.9% of sales) compared to $4,942 (47.5% of sales) in 2Q 2024. Adjusted consolidated EBITDA was $9,323 (47.4% of sales) in 1H 2025 compared to $10,489 (48.3% of sales) in 1H 2024. The lower EBITDA in both 2Q and 1H 2025 was due to lower GP. Adjusted consolidated trailing twelve months’ (TTM) EBITDA was $18,686 as of June 30, 2025. Management’s beginning of year EBITDA target of $17-$18 million continues to look achievable.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	2Q 2025	2Q 2024	1H 2025	1H 2024
EBT	$ 3,835	$ 4,211	$7,694	$9,010
Depreciation Expense	206	172	405	327
Femcare IIA Amortization Expense	531	501	1,032	1,005

Other Non-Cash Amortization Expense	8	8	17	18
Stock Option Compensation Expense	86	52	168	130
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	5	(2)	7	(1)
UTMD non-US GAAP EBITDA:	$4,671	$4,942	$9,323	$10,489

Net Income (NI)

NI in 2Q 2025 of $3,048 (30.6% of sales) was 11.7% lower than the NI of $3,453 (33.2% of sales) in 2Q 2024.  The $405 lower 2Q NI was due to $243 lower OI combined with $133 lower net NOI, and a higher estimated average income tax provision rate. The average consolidated income tax provision rate (as a % of the same period EBT) in 2Q 2025 was 20.5% compared to 18.0% in 2Q 2024.

NI in 1H 2025 of $6,089 (31.0% of sales) was 17.8% lower than the NI of $7,409 (34.1% of sales) in 1H 2024.  The $1,320 lower 1H 2025 NI was due to $972 lower OI combined with $343 lower net NOI, and a higher estimated average income tax provision rate. The average consolidated income tax provision rate (as a % of the same period EBT) in 1H 2025 was 20.9% compared to 17.8% in 1H 2024.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS)

Diluted EPS in 2Q 2025 were $0.939 compared to diluted EPS of $0.978 in 2Q 2024, a 4.0% decrease. Diluted EPS in 1H 2025 were $1.858 compared to diluted EPS of $2.070 in 1H 2024, a 10.3% decrease. The percentage decreases in EPS were substantially lower than the decreases in NI as a result of fewer diluted shares.

Diluted shares were 3,245,979 in 2Q 2025 compared to 3,531,572 in 2Q 2024.  Diluted shares were 3,277,936 in 1H 2025 compared to 3,579,435 in 1H 2024. The lower diluted shares in both periods of 2025 were the result of shares repurchased during 1H 2025. Because the average exercise price of employee options was higher than the ending market price of the stock in both 2Q 2025 and 2Q 2024, the number of shares added as a dilution factor in both 2Q 2025 and 2Q 2024 were zero. The same was true for both 1H 2025 and 1H 2024. The number of shares used for calculating EPS in both years was higher than period-ending outstanding shares because of a time-weighted calculation of average outstanding shares.

Outstanding shares at the end of 2Q 2025 were 3,215,901 compared to 3,335,156 at the end of calendar year 2024. The difference was due to 119,255 shares repurchased in 1H 2025. Shares repurchased in 2Q 2025 were 64,988 at an average price of $53.67.  Shares repurchased in 1H 2025 were 119,255, at an average price of $56.26.  The total cost of repurchasing shares in 1H 2025 was $6,709 plus a 1% excise tax. Outstanding shares one year earlier were 3,498,902 at the end of 2Q 2024. Outstanding shares at the end of calendar 2023 were 3,629,525. The total cost of repurchasing 421,216 shares in the six calendar quarters since the end of 2023 was $26,676 plus a 1% federal excise tax. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

The total number of outstanding unexercised employee and outside director options at June 30, 2025 was 97,685 at an average exercise price of $73.76, including shares awarded but not yet vested.  This compares to 73,497 unexercised option shares at the end of 2Q 2024 at an average exercise price of $77.01/ share, including shares awarded but not vested. No employee options have been awarded in 2025.  Non-qualified option awards totaling 24,600 shares were made to 47 employees and one director in November 2024 at an exercise price of $64.09.

UTMD paid $1,001 ($0.305/share) in dividends to stockholders in 2Q 2025 compared to $1,081 ($0.300/ share) paid in 2Q 2024. The dividends paid to stockholders during 2Q 2025 were 33% of NI. UTMD paid $2,018 ($0.305/share) in dividends to stockholders in 1H 2025 compared to $2,170 ($0.300/ share) paid in 1H 2024. The dividends paid to stockholders during 1H 2025 were 33% of NI.

UTMD’s closing share price at the end of 2Q 2025 was $56.92 up 1.6% from the closing price of $56.04 at the end of 1Q 2025, and down 7.4% from the closing price of $61.47 at the end of 2024.  The closing share price one year ago at the end of 2Q 2024 was $66.81.

Balance Sheet.

At June 30, 2025 compared to the end of 2024, UTMD’s cash and investments balance declined only $797 to $82,179 despite use of $6,708 cash for share repurchases, $2,018 cash for dividends to stockholders, and $235 cash for capital equipment purchases. At June 30, 2025, net Intangible Assets decreased to 13.4% of total consolidated assets from 13.5% on June 30, 2024 despite a weaker USD which increased GBP-valued intangible assets 8.6%. UTMD’s very strong 41.9 current ratio at June 30, 2025 was higher than the 25.6 current ratio at December 31, 2024 as a result of favorable 1H 2025 non-cash working capital changes exceeding the negative impact of slightly reducing cash. The average age of trade receivables was 33 days from date of invoice at June 30, 2025 compared to 40 days at December 31, 2024, based on the most recent calendar quarter of sales. Average inventory turns improved to 2.1 in 2Q 2025 compared to 2.0 for the last quarter of 2024, as inventory balances declined $579. Ending 2Q 2025 accrued liabilities declined $845 from the ending of 2024.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 2Q 2025 compared to the end of calendar year 2024 and the end of 2Q 2024 were

	6-30-25	12-31-24	Change	6-30-24	Change
GBP	1.37213	1.25209	9.6%	1.26371	8.6%
EUR	1.17706	1.03505	13.7%	1.07109	9.9%
AUD	0.65722	0.61834	6.3%	0.66742	(1.5%)
CAD	0.73422	0.69428	5.8%	0.73068	0.5%

Financial ratios as of June 30, 2025 which may be of interest to stockholders follow:

1)Current Ratio = 41.9

2)Days in Trade Receivables (based on 2Q 2025 sales activity) = 33

3)Average Inventory Turns (based on 2Q 2025 CGS) = 2.1

4)2025 YTD ROE (before dividends) = 10%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare and the economy in general such as tariffs, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long-term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Second Quarter (three months ended June 30)

(in thousands except earnings per share):

	2Q 2025	2Q 2024	Percent Change
Net Sales	$ 9,953	$ 10,400	( 4.3%)
Gross Profit	5,595	6,253	(10.5%)
Operating Income	3,196	3,438	( 7.1%)
Income Before Tax	3,835	4,211	( 8.9%)
Net Income	3,048	3,453	(11.7%)
Earnings Per Share	$ 0.939	$0.978	( 4.0%)
Shares Outstanding (diluted)	3,246	3,532

INCOME STATEMENT, First Half (six months ended June 30)

(in thousands except earnings per share):

	1H 2025	1H 2024	Percent Change
Net Sales	$ 19,663	$ 21,740	( 9.6%)
Gross Profit	11,133	13,018	(14.5%)
Operating Income	6,349	7,321	(13.3%)
Income Before Tax	7,694	9,010	(14.6%)
Net Income	6,089	7,409	(17.8%)
Earnings Per Share	$ 1.858	$ 2.070	(10.3%)
Shares Outstanding (diluted)	3,278	3,579

BALANCE SHEET

(in thousands)	(unaudited) JUN 30, 2025	(unaudited) MAR 31, 2025	(audited) DEC 31, 2024	(unaudited) JUN 30, 2024
Assets
Cash & Investments	$82,179	$83,325	$82,976	$89,219
Accounts & Other Receivables, Net	3,632	3,944	4,095	3,668
Inventories	8,233	8,647	8,812	9,058
Other Current Assets	331	483	448	377
Total Current Assets	94,375	96,399	96,331	102,322
Property & Equipment, Net	10,257	9,945	9,762	10,194
Intangible Assets, Net	16,170	16,175	16,445	17,516
Total Assets	$120,802	$122,519	$122,538	$130,032
Liabilities & Stockholders’ Equity
Accounts Payable	737	914	696	834
REPAT Tax Payable	-	698	698	558
Other Accrued Liabilities	1,517	2,712	2,363	2,547
Total Current Liabilities	$2,254	$4,324	$3,757	$3,939
Deferred Tax Liability – Intangible Assets	389	493	604	860
Long Term Lease Liability	256	269	282	275
Long Term REPAT Tax Payable	-	-	-	698
Deferred Revenue and Income Taxes	370	386	468	208
Stockholders’ Equity	117,533	117,047	117,427	124,052
Total Liabilities & Stockholders’ Equity	$120,802	$122,519	$122,538	$130,032